Exhibit 99.2

CHEMRING GROUP PLC COMPLETES ACQUISITION OF

HI-SHEAR TECHNOLOGY CORPORATION

November 25, 2009 02:28 PM Eastern Time

TORRANCE, Calif. — Chemring Group PLC (LSE: CHR) today announced the completion of its acquisition of Hi-Shear Technology Corporation, Torrance, CA (NYSE Amex: HSR).  Holders of shares of Hi-Shear common stock will receive $19.18 in cash per share as a result of the transaction.  As previously announced, on November 19, 2009, stockholders of Hi-Shear approved the transaction.  In accordance with the terms of the merger agreement, Chemring and Hi-Shear completed the merger on November 24, 2009.  Shares of Hi-Shear are being de-listed from the NYSE Amex market.

About Hi-Shear

Hi-Shear provides pyrotechnic, mechanical, and electronic products to prime aerospace customers for use in aerospace and defense markets where safety, performance and high reliability are essential.  It develops and produces advanced systems and products that are primarily used worldwide in space satellites, launch vehicles, national defense, and government programs.

About Chemring

Chemring, with 2008 revenues of £354.2 million, is a global company that specializes in the manufacture of energetic material products and decoy countermeasures.  Chemring provides solutions for highly demanding customer requirements in defense, security and safety markets.  Chemring is a world-leading defense company involved in critical defense development programs in the UK, US, Europe and Australia.  Chemring’s capabilities to provide solutions to customer requirements are based on its core competencies in: (i) energetic materials, (ii) high reliability and safety and (iii) volume manufacturing.  Chemring is built on a hundred-year history of innovation and development and currently employs over 3000 people in the UK, US, France, Germany, Italy, Norway, Spain and Australia.  Chemring sells to over 80 countries and its end-users include the military services, security forces and commercial marine operators.

This release contains forward-looking statements that involve risks and uncertainties.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) the satisfaction of closing conditions in connection with the proposed transaction; (iii) fluctuations in Hi-Shear’s operating results and risks associated with trading of Hi-Shear’s stock; (iv) war or acts of terrorism; (v) the ability to attract and retain highly qualified employees; (vi) changes in government laws and regulations; and (vii) other one-time events and other important factors disclosed previously and from time to time in Hi-Shear’s filings with the U.S. Securities and Exchange Commission.  Except as required by law, Hi-Shear disclaims any obligation to update any such forward-looking statements after the date of this release.

For more information regarding this release or general information about Hi-Shear, contact Ms. Linda A. Nespole, (310) 784-7821.